Exhibit 99.1

AMERICAN RENAL ASSOCIATES ANNOUNCES FOURTH QUARTER 2010 RESULTS

Beverly, Massachusetts (March 22, 2011) – American Renal Holdings Inc., which operates as American Renal Associates, announced results today for the quarter ended December 31, 2010. Financial and operating highlights include:

•

Revenues – Revenues for the three months ended and year ended December 31, 2010 were $81.9 million and $304.9 million, respectively, as compared to $69.9 million and $263.0 million, respectively, for the same periods of 2009.

•

Adjusted EBITDA(1) – Adjusted EBITDA for the three months ended December 31, 2010 was $13.8 million. Adjusted EBITDA on a pro forma basis(2) for the year ended December 31, 2010 was $52.2 million. This compares to Adjusted EBITDA for the three months and year ended December 31, 2009 of $12.0 million and $45.3 million, respectively.

•

Center Activity - As of December 31, 2010, we provided services at 93 outpatient dialysis centers serving 6,628 patients. As of December 31, 2009, we provided services at 83 outpatient dialysis centers serving 5,405 patients. During the fourth quarter of 2010, we acquired 3 centers and opened 2 new denovo centers.

•

Volume - Total treatments for the fourth quarter of 2010 were 238,196 or 3,015 treatments per day, representing a per day increase of 19.7% over the fourth quarter of 2009. Non-acquired treatment growth was 16.1% in the fourth quarter.

American Renal Associates will hold a conference call to discuss its results for the fourth quarter ended December 31, 2010 today at 5:00 p.m. Eastern Time. The live call can be accessed by dialing either 1-877-407-8029 or 201-689-8029.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. We undertake no obligation to update our forward-looking statements.

(1)	This press release includes Adjusted EBITDA, Adjusted EBITDA including noncontrolling interests and Pro Forma Adjusted EBITDA, all of which are not financial measures defined by Generally Accepted Accounting Principles (GAAP). See Reconciliation of Non-GAAP Financial Measures section at the end of this press release for the definitions of these measures as well as their reconciliations to net income.
(2)	See discussion and reconciliation of historical to pro forma results on page 4.

(1)

About American Renal Associates

American Renal Associates LLC (“ARA”) is the operating subsidiary of American Renal Holdings, Inc. and is a leading owner and provider of outpatient kidney dialysis centers operating centers in partnership with nephrologists throughout the United States. The Company’s unique operating philosophy merges physician autonomy, leading edge patient care and financial partnership between the nephrologists and ARA. Consequently, ARA has become one of the largest providers of outpatient kidney dialysis services in the nation with more than 93 facilities owned or managed. ARA centers are located in 17 states and the District of Columbia. For more information, visit www.americanrenal.com.

Contact:

John McDonough

Chief Financial Officer

978-922-3080 ext. 255

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American Renal Holdings Inc.

Consolidated Statements of Income

(unaudited and in thousands)

	Successor	Predecessor	Predecessor
	Three-Months Ended December 31,		Year Ended December 31,
	2010	2009	2009

Net operating revenues	$81,928	$69,880	$262,989

Operating expenses:
Patient care costs	52,223	45,728	170,826
General and administrative expense	7,526	7,396	24,819
Merger and related expenses	944	—	—
Depreciation and amortization	4,312	3,311	12,127
Provision for doubtful accounts	894	32	3,216

Total operating expenses	65,899	56,467	210,988

Operating Income	16,029	13,413	52,001

Interest expense, net	(5,616)	(3,736)	(14,948)

Income before income taxes	10,413	9,677	37,053

Income tax (benefit) expense	(1,611)	2,488	9,524

Net income	12,024	7,189	27,529

Less: Net income attributable to noncontrolling interests	(7,495)	(6,568)	(22,391)

Net income attributable to ARH	$4,529	$621	$5,138

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American Renal Holdings Inc.

Pro Forma Consolidated Statement of Income

Year Ended December 31, 2010

(unaudited and in thousands)

Set forth below is our summary historical and pro forma consolidated statements of income for the periods indicated. The unaudited consolidated statements of income give effect to the pro forma adjustments as if the “Merger” and “Transactions” occurred as of January 1, 2010. See our form S-4 as filed with the Securities and Exchange Commission on December 23, 2010 for a definition of the “Merger” and “Transactions”. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated statement of income is presented for informational purposes only. The unaudited pro forma statement of income does not purport to represent what our results of operations would have been had the adjustments actually occurred on the dates indicated, and they do not purport to project our results of operations for any future period or as of any future date.

The Merger was accounted for as a business combination using the acquisition method of accounting. The pro forma information presented includes all adjustments required to reflect the fair value of assets, both tangible and intangible, acquired, liabilities assumed and noncontrolling interests based upon preliminary valuations of assets acquired, liabilities assumed and noncontrolling interests.

	Historical (a)		Pro Forma Adjustments		Pro Forma Results
	Successor	Predecessor
	Period from May 8 through December 31, 2010	Period from January 1 through May 7, 2010			Year Ended December 31, 2010

Net patient service revenue	$202,761	$102,094	$—		$304,855

Operating expenses:
Patient care costs	130,558	66,042	(1,640	) (b)	194,960
General and administrative expense	22,517	10,016	(2,257	) (c)	30,276
Merger and related expenses	15,783	7,378	(23,161	) (d)	—
Depreciation and amortization	10,746	4,429	1,459	(e)	16,634
Provision for doubtful accounts	1,915	(334)	—		1,581

Total operating expenses	181,519	87,531	(25,599)		243,451

Operating Income	21,242	14,563	25,599		61,404

Interest expense, net	(14,821)	(5,717)	(2,013	) (f)	(22,551)

Income before income taxes	6,421	8,846	23,586		38,853

Income tax (benefit) expense	(2,260)	2,264	4,448	(g)	4,452

Net income	8,681	6,582	19,138		34,401

Less: Net income attributable to noncontrolling interests	(18,444)	(9,266)	632	(h)	(27,078)

Net (loss) income attributable to ARH	$(9,763)	$(2,684)	$19,770		$7,323

Notes to Pro Forma Adjustments:

(a)	The amounts in these columns represent our historical balances and results for the periods reflected.
(b)	Reflects removing cost associated with accelerated vesting of equity awards of $1,586 and decreased rent expense from the valuation of leases of $54.
(c)	Reflects removing cost associated with accelerated vesting of equity awards of $2,450 offset by a pro forma sponsor management fee of $193.
(d)	Reflects an adjustment to exclude costs incurred and expensed by us resulting from the Transactions.
(e)	Reflects increased depreciation and amortization for the allocation of the purchase price to tangible and intangible assets.
(f)	Reflects increased interest expense assuming the Senior Secured Notes and Revolving Credit Facility were issued on January 1, 2010.
(g)	Reflects the effects of our income tax provision on the pro forma adjustments.
(h)	Reflects the noncontrolling interest impact of the pro forma adjustment to depreciation and amortization.

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American Renal Holdings Inc.

Condensed Consolidated Balance Sheets

(unaudited and in thousands)

	Successor	Predecessor
	December 31, 2010	December 31, 2009

Assets
Cash and cash equivalents	$18,239	$29,179
Patient accounts receivable, net	51,431	45,654
Income taxes receivable	1,458	—
Inventories, prepaid expenses and other current assets	12,607	9,505

Total current assets	83,735	84,338

Property and equipment, net	62,742	59,405
Deferred financing costs, net	4,973	1,044
Intangible assets, net	38,511	1,418
Other long-term assets	1,592	3,319
Goodwill, net	501,790	24,198

Total assets	$693,343	$173,722

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$49,923	$40,974
Amount due to sellers	5,083	—
Current portion of long-term debt	4,096	14,309
Current portion of capital lease obligation	48	334

Total current liabilities	59,150	55,617

Long-term debt, less current portion	245,594	64,261
Capital lease obligations, less current portion	162	214
Other long-term liabilities	2,881	7,664
Deferred tax liabilities	10,096	4,548
Series X redeemable preferred stock	—	62,799
Noncontrolling interests subject to put provisions	48,743	38,431
Total equity (deficit)	326,717	(59,812)

Total liabilities & equity (deficit)	$693,343	$173,722

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American Renal Holdings Inc.

Supplemental Business Metrics

(unaudited)

	Successor		Predecessor	Pro Forma
	Three Months Ended December 31, 2010	Three Months Ended September 30, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010
Volume
Treatments	238,196	219,225	198,987	870,752
Number of treatment days	79	79	79	313
Treatments per day	3,015	2,775	2,519	2,782
Non-acquired growth year over year	16.1%	12.1%	15.8%	15.6%

Revenue
Net operating revenues (in thousands)	$81,928	$77,231	$69,880	$304,855
Net operating revenues per treatment	$343.95	$352.29	$351.18	$350.11
Per treatment increase (decrease) from previous quarter	$(8.34)	$0.11	$0.92	N/A

Expenses
Patient care costs
Amount (in thousands)	$52,223	$49,321	$45,728	$194,960
As a % of net operating revenues	63.7%	63.9%	65.4%	64.0%
Per treatment	$219.24	$224.98	$229.80	$223.90
Per treatment increase (decrease) from previous quarter	$(5.74)	$1.38	$3.13	N/A

General and administrative expenses
Amount (in thousands)	$7,526	$8,001	$7,396	$30,276
As a % of net operating revenues	9.2%	10.4%	10.6%	9.9%
Per treatment	$31.60	$36.50	$37.17	$34.77
Per treatment increase (decrease) from previous quarter	$(4.90)	$(3.98)	$4.28	N/A

Provision for doubtful accounts
Percentage of revenue	1.1%	0.5%	0.0%	0.5%

Adjusted EBITDA
Adjusted EBITDA including noncontrolling interests (in thousands)	$21,341	$20,220	$18,563	$79,321
Adjusted EBITDA including noncontrolling interests Margin	26.0%	26.2%	26.6%	26.0%
Adjusted EBITDA (in thousands)	$13,846	$13,313	$11,995	$52,243
Adjusted EBITDA Margin	16.9%	17.2%	17.2%	17.1%

Accounts receivable DSO (days)	56	54	59	N/A

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American Renal Holdings Inc.

Reconciliation of Non-GAAP Financial Measures:

(unaudited and in thousands)

To supplement our consolidated financial statements prepared in accordance with GAAP, we use the following measures defined as Non-GAAP measures by the SEC: Adjusted EBITDA (including noncontrolling interests) and Adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to ARH before income taxes, interest expense, depreciation and amortization, and we further adjust for other non-cash charges and non-recurring charges. We believe this information is useful for evaluating our business and understanding our operating performance in a manner similar to management. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, we present Adjusted EBITDA because it is one of the components used in the calculations under the covenants contained in our revolving credit facility. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of income or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA may not be comparable to similarly titled measures for other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this item in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:

•	does not include interest expense—as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•

does not include depreciation and amortization—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	does not include stock-based compensation expense;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not include certain income tax payments that represent a reduction in cash available to us.

The following table presents the reconciliation from net income to Adjusted EBITDA for the periods indicated:

	Successor	Predecessor	Pro Forma	Predecessor
	Three-Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Reconciliation of Net income to Adjusted EBITDA:

Net income	$12,024	$7,189	$34,401	$27,529
Interest expense	5,616	3,736	22,551	14,948
Income tax expense	(1,611)	2,488	4,452	9,524
Depreciation and amortization	4,312	3,311	16,634	12,127
Merger and related expenses	944	—	—	—
Stock-based compensation	(176)	259	587	1,135
Initial public offering transaction expenses	—	1,289	—	1,797
Management fee	232	—	648	—
Specified legal costs	—	291	48	664

Adjusted EBITDA (including noncontrolling interests)	$21,341	$18,563	$79,321	$67,724
Less: Net income attributable to noncontrolling interests	(7,495)	(6,568)	(27,078)	(22,391)

Adjusted EBITDA	$13,846	$11,995	$52,243	$45,333

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